Pricing Supplement Dated March 20, 1996                     Rule 424 (b) (3)
(To Prospectus dated November 8, 1995 and                  File No. 33-63627
 Prospectus Supplement dated November 8, 1995)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

Principal Amount:              $100,000,000                   Trade date:         March 20, 1996
Currency or Currency  Unit:    U.S. Dollars                   Original Issue Date:     March 25, 1996
Issue Price:                   See Below                      Agent's Discount or Commission:    0.00%
Net Proceeds to Issuer:        $100,000,000                   Agent (s):    Merrill Lynch & Co.
Maturity Date:                 March 25, 1997                 CUSIP Number:       69332H DG 8
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Interest:
   Fixed Rate:
   Floating Rate:
      Base Rate:   [ ]  Commercial Paper Rate (30 day H.15, MMY)  [ ]  CD Rate
                   [ ]  Federal Funds Effective Rate
                   [X]  LIBOR   [ ]  Treasury Rate  [ ] Prime Rate [ ]  Other
                        (  ) Reuters Page:                       (see attached)
                                                    ------------------
                                (x) Telerate Page:       3750
                                                    ---------------
Spread:                    minus 0.06%

Initial Interest Rate:     To be determined March 21, 1996

Interest Reset Dates:      Monthly, on the 25th of each month commencing
                           April 25, 1996

Interest Determination Date:  Two Business Days prior to Interest Reset Date

Interest Payment Dates:    Monthly, on the 25th of each month commencing
                           April 25, 1996

Index Maturity:            1 month

Day Count Convention:      [X]  Actual/360  [ ]  Actual/Actual    [ ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes   [ ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:             %
     Annual Redemption Price Reduction: ______ % until Redemption Price is
                                        100% of the Principal Amount.


Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of ________________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ___________% of Principal Amount.


Other Terms: